UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 30, 2018

YRC Worldwide Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-12255	48-0948788
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10990 Roe Avenue

Overland Park, Kansas 66211

(Address of principal executive office)(Zip Code)

(913) 696-6100

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 30, 2018, James L. Welch retired from the Board of Directors (the “Board”) of YRC Worldwide Inc. (the “Company”). Mr. Welch, who acted as Chief Executive Officer of the Company from July 2011 through April 2018, previously announced his retirement from employment would occur on July 31, 2018. Mr. Welch’s decision to retire from the Board is only in connection with his retirement from employment and is not the result of any disagreement with management or the Board related to the Company’s operations, policies or practices.

On July 30, 2018, the Board nominated and approved Darren D. Hawkins, Chief Executive Officer, to fill the resulting vacancy and to serve as a member of the Board for the remainder of Mr. Welch’s term, which term expires at the Company’s 2019 annual shareholders meeting. No arrangement or understanding exists between Mr. Hawkins and any other persons pursuant to which Mr. Hawkins was selected as a director. It is not anticipated that Mr. Hawkins will serve on any Board committees and there are no transactions between Mr. Hawkins and the Company that would be reportable under Item 404(a) of Regulation S-K. Mr. Hawkins will receive no additional compensation for serving on the Board as he is an officer of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

YRC WORLDWIDE INC.

By:	/s/ Brianne L. Simoneau
Brianne L. Simoneau
Vice President and Controller

Date: August 3, 2018